WYRICK, ROBBINS, YATES & PONTON L.L.P.
                                ATTORNEYS AT LAW

                                   THE SUMMIT
                        4101 LAKE BOONE TRAIL, SUITE 300
                       RALEIGH, NORTH CAROLINA 27607-7506

                                 MAILING ADDRESS
                            POST OFFICE DRAWER 17803
                          RALEIGH, NORTH CAROLINA 27619


                                 April 19, 1994




First Investors Multi-State Insured
  Tax Free Fund--North Carolina Series
95 Wall Street
New York, New York 10005

         Re:  First Investors Multi-State Insured
                  Tax Free Fund - North Carolina Series

Gentlemen:

         We have acted as your special North Carolina tax counsel in connection with the First Investors Multi-State Insured Tax Free Fund (the "Fund") and the First Investors North Carolina Insured Tax Free Series (the "North Carolina Series") established as a part of the Fund.

         You have requested our opinion regarding (a) the taxability of distributions from the North Carolina Series for purposes of the North Carolina Individual Income Tax (in the case of individuals) and the North Carolina Corporation Income Tax (in the case of corporations), (b) the taxability of gain upon the disposition of shares of the North Carolina Series and (c) the taxability of property held be the North Carolina Series for purposes of the North Carolina Intangible Personal Property Tax.

         In furnishing this opinion, we have examined the prospectus for the Fund (the "Prospectus") and the Statement of Additional Information (the "Statement"), each relating to the North Carolina Series and certain other series of the Fund; we have reviewed and considered the provisions of applicable law as set forth in Chapter 105 of the General Statutes of North Carolina,
particularly   those  of  Subchapter  I,  Article  4,  Schedule  D,  Division  I
(Corporation Income Tax), Subchapter I, Article 4, Schedule D, Division II (Individual Income Tax), and Subchapter I, Article 7, Schedule H (Intangible Personal Property), and regulations, income tax bulletins and information releases promulgated by the North Carolina Department of Revenue thereunder; and we have reviewed and considered applicable opinions rendered by the office of the Attorney General of North Carolina with regard to the foregoing. In addition, we have requested and received statements of administrative position from the Individual Income Tax Division of the North Carolina Department of Revenue and from the Intangibles Tax Section of the Property Tax Division of the North Carolina Department of Revenue, and our opinion is based in part on such statements of administrative position.

         We have assumed for purposes of this opinion that the North Carolina Series intends to qualify and will continue to be qualified as a regulated investment company as defined in Section 851 of the Internal Revenue Code of 1986, as amended (the "Code"), eligible to pay and intending to distribute "Exempt Interest Dividends" as provided in Section 852(b)(5) of the Code. We have also assumed that the Fund and the North Carolina Series will be operated in the manner described in the Prospectus and the Statement.

         Based on the foregoing, it is our opinion under existing North Carolina law that:

         (1) Shareholders of the North Carolina Series who are otherwise subject to the North Carolina individual or corporate income tax will not be subject to either such tax on North Carolina Series distributions to the extent that such distributions qualify as Exempt Interest Dividends under the Code and represent
(a) interest on direct obligations of the United States or its possessions (i.e., generally excluding obligations merely backed or guaranteed by the United States government), obligations of the State of North Carolina or its political subdivisions, or obligations of nonprofit educational institutions organized or chartered under the laws of the State of North Carolina, or (b) interest upon obligations, and gain from the disposition of obligations, if the North Carolina law under which the obligations were issued specifically exempts the interest or gain from such taxes (collectively, "North Carolina Exempt Obligations"), subject to the requirement set forth in clause (3) below. A list of certain federal and North Carolina obligations which qualify as North Carolina Exempt Obligations is attach hereto as Exhibit A and incorporated herein by reference.

         (2) A shareholder of the North Carolina Series who is otherwise subject to North Carolina income tax will generally recognize capital gain for North
Carolina income tax purposes to the same extent as a shareholder would for federal income tax purposes when the North Carolina Series makes a capital gain distribution or a shareholder disposes of shares. However, North Carolina Series capital gain distributions which are attributable to debt obligations expressly exempt from tax on gain under North Carolina law are exempt from North Carolina income taxation, subject to the requirement set forth in clause (3).

         (3) In the absence of a supporting statement from the North Carolina Series setting forth amounts received which represent distributions attributable to North Carolina Exempt Obligations, the total amount designated as exempt from tax is fully subject to North Carolina income tax.

         (4) Distributions by the North Carolina Series of interest on federal obligations will not be treated as dividends for purposes of the six percent dividend tax credit which might otherwise be available to individual shareholders because such interest is treated as flowing through to the shareholders.

         (5) Shareholders of the North Carolina Series, who are otherwise subject to the North Carolina intangible personal property tax on the fair market value of shares of stock and mutual funds held on December 31 of each year, will not be subject to such tax thereon to the extent that the share value of the North Carolina Series is reduced by a percentage equal to the ratio of direct obligations of the United States government and direct obligations of the State of North Carolina and its political subdivisions to the total investments held by the North Carolina Series as of December 31 of each year. Such direct obligations generally include all North Carolina Exempt Obligations. Upon request, however, a shareholder must be able to provide information to support any percentage reduction in share value and thus sustain any deduction claimed.

         (6) Indebtedness owed to a broker, bank or other party incurred to purchase shares of the North Carolina Series as listed on the intangible tax return may be deducted from the taxable value of such shares owned (as determined pursuant to (5) above), subject to the following requirements and limitations: the indebtedness must be incurred directly to purchase the shares of the North Carolina Series; the shares purchased with proceeds of the indebtedness must be pledged as collateral; the amount of indebtedness allowable is limited to the same percentage that the taxable value of the shares of the North Carolina Series purchased with the borrowed money (as determined pursuant to (5) above relates to the total value of such shares; the amount of allowable indebtedness may not exceed the taxable value of the shares of the North Carolina Series purchased with proceeds of the indebtedness; and information supporting a claim of allowable indebtedness must be furnished upon request.

         The North Carolina tax disclosure relating to the North Carolina Series appearing in the Prospectus under the heading "Taxes--State Income Taxes--North Carolina," the information in the Prospectus designated as "Investment
Objectives and Policies -- State Specific Risk Factors -- Risk Factors for the North Carolina Series," and the information in the Statement designated as "State Specific Rick Factors -- Risk Factors for the North Carolina Series," all having been prepared by us for inclusion therein, are accurate as of the date hereof. We express no opinion as to the accuracy or adequacy of any other information in the Prospectus or the Statement.

         We consent to the inclusion of this opinion as an exhibit to Post-Effective Amendment No. 15 to the Fund's Registration Statement on Form N-1A as filed with the Securities and Exchange Commission ("Post-Effective Amendment No. 15") and the applications and registration statements filed in accordance with the securities laws of the several states in which shares of the North Carolina Series are to be offered. We further consent to the use of our name and the references to our firm in Post-Effective Amendment No. 15 and the related Prospectus and the reference in the Prospectus to the fact that this opinion has been rendered.

                                           Very truly yours,

                              /s/Wyrick, Robbins, Yates & Ponton L.L.P.

                                    EXHIBIT A

         The Revenue Department considers net interest from obligations issued under the borrowing power of the following entities to be interest from direct obligations of the United States or its possessions and thus exempt from North Carolina income tax: Puerto Rico, the Virgin Islands and Guam; Federal Land Banks; Federal Home Loan Banks; Federal Intermediate Credit Banks; Farm Home Administration; Export-Import Bank of the United States; Tennessee Valley Authority; Banks for Cooperatives; U.S. Treasury bonds, notes, bills, certificates and savings bonds; Student Loan Marketing Association; Production Credit Association; Federal Farm Credit Bank; Federal Financing Bank; Federal Savings and Loan Insurance Corporation; Federal Deposit Insurance Fund; United States Postal Service; Resolution Funding Corporation; and Financing Corporation (chartered by the Federal Housing Finance Board - 12 USCS 12-1441).

         Examples of obligations on which interest and gain from disposition are specifically exempted by statute include obligations issued under N.C.G.S. 131E-28 by the North Carolina Hospital Authorities; under N.C.G.S. 131A-21 by the North Carolina Medical Care Commission under the Health Care Facilities Finance Act; under N.C.G.S. 122A-19 by the North Carolina Housing Finance Agency; under N.C.G.S. 159B-26 by the Joint Municipal Electric Power and Energy Act; under N.C.G.S. 116-183 and 116-196 by the boards of trustees of State supported colleges and universities in North Carolina; under N.C.G.S. 115E-21 under the provisions of the Higher Education Facilities Finance Acct by the North Carolina Educational Facilities Finance Agency; and under N.C.G.S. 122D-14 by the North Carolina Agricultural Finance Authority; and under N.C.G.S. 63A-9(1) by the North Carolina Air Cargo Airport Authority.

         Examples of obligations on which interest (but not gain from disposition) are specifically exempted by statute include interest on bonds issued by the North Carolina State Ports authority under N.C.G.S. 143B-456(g); interest on any evidence of indebtedness issued by a North Carolina Housing Authority under N.C.G.S. 157-26; interest on bonds issued by the authorities created under the Industrial and Pollution Control Facilities Financing Act under N.C.G.S. 159C-14; and income from securities, evidences of indebtedness, and shares of capital stock issued by corporations organized to promote, develop and advance the prosperity and economic welfare of the State of North Carolina under N.C.G.S. 53A-15.